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                                                                    EXHIBIT 5.01
                                                                    ------------

                                PIPER & MARBURY
                                    L.L.P.
                             CHARLES CENTER SOUTH                    WASHINGTON
                            36 SOUTH CHARLES STREET                   NEW YORK
                        BALTIMORE, MARYLAND 21201-3018              PHILADELPHIA
                                  410-539-2530                         EASTON
                                FAX: 410-539-0489




                                 July 11, 1997

Sylvan Learning Systems, Inc.
1000 Lancaster Street
Baltimore, Maryland 21202


                             RE:  Registration Statement on Form S-3
                                  ----------------------------------

Dear Sirs:

       We have acted as counsel to Sylvan Learning Systems, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to up to 5,462,500 shares (the "Shares") of the Company's Common Stock, par value $.01 per share. Certain of the Shares are to be issued and sold by the Company (the "Company Shares"), certain of the shares have been previously issued by the Company and are being sold for the account of the holders thereof (the "Stockholder Shares") and certain of the Shares (the "Option Shares") are to be issued and sold upon exercise of outstanding options (the "Options") held by certain option holders of the Company.

       In this capacity, we have examined the Company's Charter and By-Laws, the proceedings of the Board of Directors of the Company relating to the issuance of the Company Shares, the Stockholder Shares and the Option Shares, such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

       Based upon the foregoing, we are of the opinion and advise you that (i) the Company Shares described in the Registration Statement have been duly authorized and, upon sale of such Company Shares as contemplated by the Registration Statement, will have been validly and legally issued, and will be fully paid and nonassessable; (ii) the Stockholder Shares described in the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable; and (iii) the Option Shares have been duly authorized and, upon due exercise of the Options, will have been validly and legally issued and will be fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                          Very truly yours,


                                          PIPER & MARBURY L.L.P.